Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces Second Quarter 2024 Results

Second Quarter Revenue of $1.7 Billion with GAAP EPS of $(0.12); Adjusted EPS of $0.56

Progress on Project Core to Drive Future Cost Savings and Implementing Growth Initiatives

Company Repurchased $191 Million of Shares Year to Date

Company Provides Update on Varis Sale Process

Boca Raton, Fla., August 7, 2024 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the second quarter ended June 29, 2024.

Consolidated (in millions, except per share amounts)	2Q24	2Q23	YTD24	YTD23
Selected GAAP and Non-GAAP measures:
Sales	$1,717	$1,907	$3,586	$4,013
Sales change from prior year period	(10)%		(11)%
Operating income	$0.4	$60	$41	$172
Adjusted operating income (1)	$33	$67	$100	$183
Net income (loss) from continuing operations	$(4)	$43	$27	$127
Diluted earnings (loss) per share from continuing operations	$(0.12)	$1.09	$0.73	$3.11
Adjusted net income from continuing operations (1)	$20	$48	$70	$135
Adjusted earnings per share from continuing operations (fully diluted) (1)	$0.56	$1.22	$1.89	$3.30
Adjusted EBITDA (1)	$57	$95	$147	$239
Operating Cash Flow from continuing operations	$(1)	$(8)	$43	$169
Free Cash Flow (2)	$(20)	$(25)	$(7)	$132
Adjusted Free Cash Flow (3)	$5	$(24)	$22	$138

Second Quarter 2024 Summary(1)(2)(3)

•
Total reported sales of $1.7 billion, down 10% versus the prior year on a reported basis. The decrease in reported sales is largely related to lower sales in its Office Depot Division, primarily due to 58 fewer retail locations in service compared to the previous year and reduced transactions, as well as lower sales in its ODP Business Solutions Division
•
GAAP operating income of approximately $400 thousand and net income (loss) from continuing operations of $(4) million, or $(0.12) per diluted share, versus $60 million and $43 million, respectively, or $1.09 per diluted share, in the prior year period
•
Adjusted operating income of $33 million, compared to $67 million in the second quarter of 2023; adjusted EBITDA of $57 million, compared to $95 million in the second quarter of 2023
•
Adjusted net income from continuing operations of $20 million, or adjusted diluted earnings per share from continuing operations of $0.56, versus $48 million or $1.22, respectively, in the prior year period
•
Operating cash flow from continuing operations of $(1) million and adjusted free cash flow of $5 million, versus $(8) million and $(24) million, respectively, in the prior year period

•
Repurchased nearly 2.4 million shares at a cost of $104 million in the second quarter of 2024; Repurchased a total of approximately $141 million of shares when including purchases made in the second quarter and post quarter through the current date
•
$831 million of total available liquidity including $190 million in cash and cash equivalents, of which $10 million is presented in Current assets held for sale related to the Varis Division, at quarter end

“We are executing Project Core while taking actions to improve top-line trends in both our B2B and B2C businesses,” said Gerry Smith, chief executive officer of The ODP Corporation. “Our performance in the quarter was below our expectations, impacted by more cautious business spending and weaker consumer activity, along with new customer onboarding challenges impacting revenue traction at ODP Business Solutions. Additionally, retail store traffic trends, while improving sequentially, remained sluggish. Although market challenges impacted Office Depot and ODP Business Solutions, we continued to see progress in Veyer, as they executed across their growth strategies, attracting new third-party customers and improving their external EBITDA. Furthermore, we continued to buy back our shares, returning over $100 million of our stock in the quarter and over $190 million year to date,” he added.

“While we are pacing below our prior expectations for the year, we are not standing still. We’re taking actions to improve our top-line trajectory and we remain focused on capturing the long-term opportunities derived by our strong value proposition, solid balance sheet, and flexible foundation. In addition to our efforts under Project Core, which we expect will create over $100 million in annual cost savings when fully implemented, we are executing on initiatives to accelerate sales pipeline conversion, drive additional avenues for growth with existing customers, and leverage our deep customer relationships to solve more of their procurement challenges. This is what we call the Power of 1 – the ability to add value to our customers through offering one more product or suite of products to help them succeed. For example, we recently were awarded a sizeable order for standalone air conditioning units for a government entity -- something not top of mind when you think of ODP Business Solutions, but it showcases the trust customers have in our capabilities to source, deliver, and solution during a time of need – all through the Power of 1. Additionally, we are set early for the upcoming back-to-school season and well positioned with our Education 365 approach, connecting customers within the education sector.”

“Although we are disappointed by our first half performance and outlook for the remainder of the year, we are committed to driving growth back into the business, remaining focused on converting the numerous opportunities in our pipeline, strengthening our position in the second half of the year and having impact in 2025 and beyond. We have several prospects at both ODP Business Solutions and Veyer that we expect to close in the second half that will boost revenue growth velocity as we exit this year. With these opportunities, coupled with our full realization of Project Core, we expect to exit 2024 with a stronger profile,” he continued.

“Despite the near term top-line challenges, we remain committed and encouraged about the future and confident in our operational excellence approach. Our team remains focused on executing the necessary steps to position us for long term growth and profitability,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2024 were $1.7 billion, a decrease of 10% compared with the same period last year, driven by lower sales in both its consumer and business-to-business (B2B) divisions. Lower sales in its consumer division, Office Depot, was primarily due to 58 fewer stores in service compared to last year related to planned store closures, as well as lower retail and online consumer traffic and transactions. Sales at ODP Business Solutions Division were lower compared to last year, largely driven by macroeconomic factors causing more cautious spending among business customers, as well as continued challenges related to the onboarding of new customers and fewer transactions. Meanwhile, Veyer provided strong logistics support for the ODP Business Solutions and Office Depot Divisions and continued to execute across its growth strategy, delivering supply chain and procurement solutions to new third-party customers and driving external EBITDA.

The Company reported GAAP operating income of approximately $400 thousand in the second quarter of 2024, down compared to GAAP operating income of $60 million in the prior year period. Operating results in the second quarter of 2024 included $33 million of charges, primarily related to $25 million in net merger and restructuring expenses and $8 million non-cash asset impairment primarily related to the operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net loss from continuing operations was $4 million, or $(0.12) per diluted share in the second quarter of 2024, down compared to net income from continuing operations of $43 million, or $1.09 per diluted share in the second quarter of 2023.

Adjusted (non-GAAP) Results(1)

Adjusted results for the second quarter of 2024 exclude charges and credits totaling $33 million as described above and the associated tax impacts.

•
Second quarter 2024 adjusted EBITDA was $57 million compared to $95 million in the prior year period. This included depreciation and amortization of $24 million and $25 million in the second quarter of 2024 and 2023, respectively
•
Second quarter 2024 adjusted operating income was $33 million, down compared to $67 million in the second quarter of 2023
•
Second quarter 2024 adjusted net income from continuing operations was $20 million, or $0.56 per diluted share, compared to $48 million, or $1.22 per diluted share, in the second quarter of 2023, a decrease of 54% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of nearly $4 billion.

•
Reported sales were $917 million in the second quarter of 2024, down 8% compared to the same period last year. The decrease in sales was related primarily to weaker macroeconomic conditions, more cautious business spending, new customer onboarding challenges, and lower sales conversion
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 43% of total ODP Business Solutions’ sales
•
Continued strong pipeline of potential new business and implementing several initiatives to regain top-line traction
•
Operating income was $29 million in the second quarter of 2024, down 36% compared to the same period last year on a reported basis. As a percentage of sales, operating income margin was 3%, down 140 basis points compared to the same period last year

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and an eCommerce presence.

•
Reported sales were $799 million in the second quarter of 2024, down 12% compared to the prior year on a reported basis. Lower sales were partially driven by 58 fewer retail outlets in service associated with planned store closures, as well as lower demand relative to last year in major product categories and lower online sales. The Company closed 9 retail stores in the quarter and had 894 stores at quarter end. Sales were down 7% on a comparable store basis
•
Store and online traffic were lower year over year due to macroeconomic factors causing sluggish consumer activity
•
Operating income was $17 million in the second quarter of 2024, compared to operating income of $35 million during the same period last year, driven primarily by the flow through impact from lower sales. As a percentage of sales, operating income was 2%, down 170 basis points compared to the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and next-day delivery to 98.5% of US population.

•
In the second quarter of 2024, Veyer provided support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating sales of $1.2 billion

•
Operating income was $5 million in the second quarter of 2024, compared to $6 million in the prior year period driven by the flow through impact of lower sales to internal customers partially offset by the contribution related to services to external third-party customers
•
In the second quarter of 2024, sales generated from third-party customers were in-line with the same period last year and EBITDA generated from third-party customers increased by 17% year over year, resulting in sales of $10 million and EBITDA of $4 million

Share Repurchases

The Company continued to execute under its previously announced $1 billion share repurchase authorization valid through March 31, 2027. During the second quarter of 2024, the Company repurchased nearly 2.4 million shares at a cost of $104 million. Since the end of the second quarter of 2024, the Company repurchased additional shares for $37 million.

“Our capital allocation strategy balances investing in the future of our business while continuing to enhance value for shareholders through share repurchases under our buyback authorization,” stated Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “We have executed under this approach, investing in our business and repurchasing over $190 million of our stock thus far in 2024. Moving forward, we will continue to balance our capital allocation strategy remaining mindful of market conditions and business performance as we continue to drive our low-cost business model through Project Core.”

The number of shares to be repurchased under the authorization in the future and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The new share repurchase authorization could be suspended or discontinued at any time as determined by the Board of Directors.

Balance Sheet and Cash Flow

As of June 29, 2024, ODP had total available liquidity of approximately $831 million, consisting of $190 million in cash and cash equivalents, including $10 million that is presented in Current assets held for sale related to the Varis Division, and $641 million of available credit under the Fourth Amended Credit Agreement. Total debt was $183 million.

For the second quarter of 2024, cash used in operating activities of continuing operations was $1 million, which included $25 million in restructuring spend, compared to cash used in operating activities of continuing operations of $8 million in the second quarter of the prior year, which included $1 million in restructuring spend. The year-over-year change in operating cash flow is largely related to the timing of certain working capital items.

Capital expenditures in the second quarter of 2024 were $19 million versus $17 million in the prior year period, reflecting continued growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. Adjusted Free Cash Flow(3) was $5 million in the second quarter of 2024, compared to $(24) million in the prior year period.

Progress on Project Core

As the Company previously announced, Project Core is a plan designed to create further efficiencies throughout its business, focused on driving enhanced operating results and shareholder value. This broad-based plan includes cost improvement actions across the entire enterprise, optimizing its organizational structure to support future growth of the business. The Company continues to make significant progress under Project Core and is in position to realize in-year savings of approximately $50 million and annualized savings of over $100 million when fully implemented. Restructuring and related charges associated with these actions are now estimated to be in the range of $40 million to $50 million, excluding those related to the Varis Division, and are expected to be substantially incurred throughout 2024.

Varis Division Update

The Company has entered into a non-binding term sheet agreement with a third-party for the sale of Varis. Under the proposed terms, the Company would retain an approximately 20% current stake in the entity. However, there can be no assurances regarding the ultimate timing of this proposed transaction or that such transaction will be completed.

“After a thorough process, we have arrived at a path forward for Varis that aligns with our stated objectives of finalizing our capital commitment to the business, while providing ODP with a continued invested interest in the opportunities ahead. We expect to announce further details of the proposed transaction upon close, which we expect to be completed in the third quarter,” added Smith.

2024 Guidance

“Our performance in the first half of the year was clearly below expectations, placing us behind our goals for the year,” said Smith. “The initiatives we are taking to improve our top-line trajectory, along with our low-cost model, high touch service approach, and strong value proposition, give us confidence in our ability to improve our performance and position us for greater stability and growth in the future. Considering our slow start to the first half of the year, as well as the uncertain macroeconomic environment and the potential variability of the timing of our initiatives, we are updating our 2024 guidance as follows”:

Updated full-year guidance for 2024

Updated FY 2024 Guidance(1)
Sales	At least $7 billion
Adjusted EBITDA(1)	$310 million - $350 million
Adjusted Operating Income(1)	$200 million - $240 million
Adjusted Earnings per Share (fully diluted)(*)(1)	$4.25 - $5.00 per share
Adjusted Free Cash Flow(1)(3)	Approximately $200 million

*Adjusted Earnings per Share (fully diluted) (EPS) guidance for 2024 excludes potential discrete (tax) items that may affect quarter to quarter fluctuations and includes expected impact from share repurchases

The Company’s full year guidance for 2024 includes non-GAAP measures, such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Share (fully diluted) and Adjusted Free Cash Flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to restructuring charges, capital expenditures, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

“As a result of our first half performance, along with a continuing challenging macro environment and lower than anticipated sales pipeline conversion in ODP Business Solutions, we are lowering our full year outlook. While first half results were below our expectations, our team remains focused on executing upon opportunities in our business to grow our top line, leveraging our low-cost business model, strong balance sheet, and diverse routes to market,” said Scaglione.

The ODP Corporation will webcast a call with financial analysts and investors on August 7, 2024, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Project Core Restructuring, and related expenses. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; and Veyer, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2023 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform or that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including a potential sale of Varis on the terms proposed or at all and benefits related to Project Core; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2024	2023	2024	2023
Sales	$1,717	$1,907	$3,586	$4,013
Cost of goods sold and occupancy costs	1,375	1,493	2,836	3,118
Gross profit	342	414	750	895
Selling, general and administrative expenses	309	347	650	712
Asset impairments	8	6	14	10
Merger and restructuring expenses, net	25	1	45	1
Operating income	—	60	41	172
Other income (expense):
Interest income	2	2	5	4
Interest expense	(5)	(5)	(10)	(10)
Other income, net	(1)	3	(1)	5
Income (loss) from continuing operations before income taxes	(4)	60	35	171
Income tax expense	—	17	8	44
Net income (loss) from continuing operations	(4)	43	27	127
Discontinued operations, net of tax	(69)	(9)	(85)	(20)
Net income (loss)	$(73)	$34	$(58)	$107
Basic earnings (loss) per share
Continuing operations	$(0.12)	$1.11	$0.75	$3.22
Discontinued operations	(1.93)	(0.22)	(2.34)	(0.52)
Net basic earnings (loss) per share	$(2.05)	$0.89	$(1.59)	$2.70
Diluted earnings (loss) per share
Continuing operations	$(0.12)	$1.09	$0.73	$3.11
Discontinued operations	(1.93)	(0.22)	(2.28)	(0.50)
Net diluted earnings (loss) per share	$(2.05)	$0.87	$(1.55)	$2.61

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	June 29,	December 30,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$180	$381
Receivables, net	465	485
Inventories	778	765
Prepaid expenses and other current assets	38	28
Current assets held for sale	15	80
Total current assets	1,476	1,739
Property and equipment, net	301	297
Operating lease right-of-use assets	999	983
Goodwill	403	403
Other intangible assets, net	43	45
Deferred income taxes	158	142
Other assets	273	278
Total assets	$3,653	$3,887
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$779	$755
Accrued expenses and other current liabilities	840	915
Income taxes payable	5	6
Short-term borrowings and current maturities of long-term debt	10	9
Current liabilities held for sale	8	12
Total current liabilities	1,642	1,697
Deferred income taxes and other long-term liabilities	113	120
Pension and postretirement obligations, net	13	15
Long-term debt, net of current maturities	173	165
Operating lease liabilities, net of current portion	819	789
Total liabilities	2,760	2,786
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 67,382,080 at June 29, 2024 and 66,700,292 at December 30, 2023; outstanding shares — 34,321,389 at June 29, 2024 and 36,959,377 at December 30, 2023	1	1
Additional paid-in capital	2,759	2,752
Accumulated other comprehensive loss	(117)	(114)
Accumulated deficit	(370)	(312)
Treasury stock, at cost — 33,060,691 shares at June 29, 2024 and 29,740,915 shares at December 30, 2023	(1,380)	(1,226)
Total stockholders’ equity	893	1,101
Total liabilities and stockholders’ equity	$3,653	$3,887

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 29,	July 1,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(58)	$107
Loss from discontinued operations, net of tax	(85)	(20)
Net income from continuing operations	27	127
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49	50
Amortization of debt discount and issuance costs	1	1
Charges for losses on receivables and inventories	12	10
Asset impairments	14	10
Gain on disposition of assets, net	(1)	(1)
Compensation expense for share-based payments	20	14
Deferred income taxes and deferred tax asset valuation allowances	(18)	23
Changes in working capital and other operating activities	(61)	(65)
Net cash provided by operating activities of continuing operations	43	169
Net cash used in operating activities of discontinued operations	(16)	(20)
Net cash provided by operating activities	27	149
Cash flows from investing activities:
Capital expenditures	(50)	(36)
Businesses acquired, net of cash acquired	—	(10)
Proceeds from disposition of assets	1	101
Settlement of company-owned life insurance policies	1	1
Net cash provided by (used in) investing activities of continuing operations	(48)	56
Net cash used in investing activities of discontinued operations	(5)	(10)
Net cash provided by (used in) investing activities	(53)	46
Cash flows from financing activities:
Net payments on long and short-term borrowings	(5)	(9)
Debt retirement	(240)	(165)
Debt issuance	246	165
Share purchases for taxes, net of proceeds from employee share-based transactions	(15)	(23)
Repurchase of common stock for treasury	(153)	(231)
Other financing activities	(7)	—
Net cash used in financing activities of continuing operations	(174)	(263)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(174)	(263)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1
Net decrease in cash, cash equivalents and restricted cash	(202)	(67)
Cash, cash equivalents and restricted cash at beginning of period	395	404
Cash, cash equivalents and restricted cash at end of period	$193	$337
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$155	$148
Right-of-use assets obtained in exchange for new finance lease liabilities	8	3
Cash interest paid, net of amounts capitalized and non-recourse debt	8	10
Cash taxes paid, net	11	19

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	2Q24	2Q23	YTD24	YTD23
Sales (external)	$915	$999	$1,838	$2,005
Sales (internal)	$2	$3	$5	$7
% change of total sales	(8)%	0%	(8)%	1%
Division operating income	$29	$45	$59	$84
% of total sales	3%	4%	3%	4%

Office Depot Division	2Q24	2Q23	YTD24	YTD23
Sales (external)	$792	$898	$1,729	$1,991
Sales (internal)	$7	$8	$15	$17
% change of total sales	(12)%	(13)%	(13)%	(10)%
Division operating income	$17	$35	$68	$120
% of total sales	2%	4%	4%	6%
Comparable store sales decrease	(7)%	(8)%	(8)%	(5)%

Veyer Division	2Q24	2Q23	YTD24	YTD23
Sales (external)	$10	$10	$19	$17
Sales (internal)	$1,167	$1,312	$2,401	$2,725
% change of total sales	(11)%	(7)%	(12)%	(7)%
Division operating income	$5	$6	$14	$21
% of total sales	0%	0%	1%	1%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B and Project Core Restructuring, and the previously planned separation of the consumer business and re-alignment.

(In millions, except per share amounts)

Q2 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$8	0.5%	$8	$—		—%
Merger and restructuring expenses, net	$25	1.5%	$25	$—		—%
Operating income	$—	—%	$(33)	$33	(4)	1.9%
Income tax expense	$—	—%	$(9)	$9	(5)	0.5%
Net income (loss) from continuing operations	$(4)	(0.2)%	$(24)	$20	(6)	1.2%
Earnings (loss) per share from continuing operations (fully diluted)	$(0.12)		$(0.68)	$0.56	(6)
Depreciation and amortization	$24	1.4%	$—	$24		1.4%

Q2 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$6	0.3%	$6	$—		—%
Merger and restructuring expenses, net	$1	0.1%	$1	$—		—%
Operating income	$60	3.1%	$(7)	$67	(4)	3.5%
Income tax expense	$17	0.9%	$(2)	$19	(5)	1.0%
Net income from continuing operations	$43	2.3%	$(5)	$48	(6)	2.5%
Earnings per share from continuing operations (fully diluted)	$1.09		$(0.13)	$1.22	(6)
Depreciation and amortization	$25	1.3%	$—	$25		1.3%

YTD 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$14	0.4%	$14	$—		—%
Merger and restructuring expenses, net	$45	1.3%	$45	$—		—%
Operating income	$41	1.1%	$(59)	$100	(4)	2.8%
Income tax expense	$8	0.2%	$(15)	$23	(5)	0.6%
Net income from continuing operations	$27	0.8%	$(44)	$70	(6)	2.0%
Earnings per share from continuing operations (fully diluted)	$0.73		$(1.16)	$1.89	(6)
Depreciation and amortization	$49	1.4%	$—	$49		1.4%

YTD 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$10	0.2%	$10	$—		—%
Merger, restructuring and other operating expenses, net	$1	0.0%	$1	$—		—%
Operating income	$172	4.3%	$(11)	$183	(4)	4.6%
Income tax expense	$44	1.1%	$(3)	$47	(5)	1.2%
Net income from continuing operations	$127	3.2%	$(8)	$135	(6)	3.4%
Earnings per share from continuing operations (fully diluted)	$3.11		$(0.19)	$3.30	(6)
Depreciation and amortization	$50	1.2%	$—	$50		1.2%

	13 Weeks Ended		26 Weeks Ended
	June 29,	July 1,	June 29,	July 1,
Adjusted EBITDA:	2024	2023	2024	2023
Net income (loss)	$(73)	$34	$(58)	$107
Discontinued operations, net of tax	(69)	(9)	(85)	(20)
Net income (loss) from continuing operations	(4)	43	27	127
Income tax expense	—	17	8	44
Income (loss) from continuing operations before income taxes	(4)	60	35	171
Add (subtract)
Interest income	(2)	(2)	(5)	(4)
Interest expense	5	5	10	10
Depreciation and amortization	24	25	49	50
Charges and credits, pretax (7)	33	7	59	11
Adjusted EBITDA	$57	$95	$147	$239

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, and asset impairments (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29,	July 1,	June 29,	July 1,
Free cash flow	2024	2023	2024	2023
Net cash provided by (used in) operating activities of continuing operations	$(1)	$(8)	$43	$169
Capital expenditures	(19)	(17)	(50)	(36)
Change in restricted cash impacting working capital	—	—	—	(1)
Free cash flow	(20)	(25)	(7)	132
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	3	1	5	4
Previously planned separation of consumer business and re-alignment	—	—	—	2
Project Core	22	—	24	—
Adjusted free cash flow	$5	$(24)	$22	$138

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q2	Q2	YTD
	2023	2024	2024
Office Depot Division:
Stores opened	—	—	—
Stores closed	7	9	22
Total retail stores (U.S.)	952	894	—
Total square footage (in millions)	21.1	19.8	—
Average square footage per store (in thousands)	22.1	22.1	—